                                CREDIT AGREEMENT

                            Dated as of June 28, 2000

         This Credit Agreement is entered into as of June 28, 2000, by and between THE KING MANAGEMENT CORPORATION, a Minnesota corporation ("BORROWER"), located at 5500 Wayzata Boulevard, Suite 725, Golden Valley, Minnesota, 55416 and LASALLE BANK NATIONAL ASSOCIATION, a national banking association ("BANK"), located at 135 South LaSalle Street, Chicago, Illinois 60603.

                                    RECITALS

         WHEREAS, Borrower is a Minnesota corporation formed as of June 28, 2000;

         WHEREAS, Borrower is the owner of 100% of the outstanding shares of Sunrise International Leasing Corporation ("SUNRISE"), a Minnesota corporation;

         WHEREAS, Sunrise is the surviving entity of a merger between King Management Corporation, a Minnesota corporation ("KMC") and Sunrise International Leasing Corporation, a Delaware corporation ("SILC"), (the "MERGER") pursuant to an Agreement and Plan of Merger dated as of January 31, 2000 (the "MERGER AGREEMENT");

         WHEREAS, as part of the Merger, Borrower shall contribute the proceeds of the loan to Sunrise as capital for the acquisition of outstanding SILC shares; and

         WHEREAS, Bank is providing the Loan to Borrower to finance the Merger.

         NOW, THEREFORE, Borrower and Bank hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

         "Affiliate" means any of the following Persons: (i) any director, officer or employee of the Borrower; (ii) any person who, individually or with his immediate family, beneficially owns or holds 5% or more of voting interest of Borrower; or (iii) any company in which any Person described above owns a 5% or greater equity interest.

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         "Business Day" means any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Illinois, the State of Minnesota or the United States of America.

         "Cash Settlement Certificate" means a certificate of Borrower to Bank in the form of EXHIBIT A, delivered to Bank pursuant to Section 5.1(a).

         "Collateral" has the meaning contained in the Hypothecation Agreement.

         "Compliance Certificate" means a certificate of Borrower and Guarantor to Bank substantially in the form of EXHIBIT B, delivered to Bank pursuant to
Section 5.1(d).

         "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and
(iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

         "Equipment" means the personal property that is the subject of an Equipment Lease.

         "Equipment Lease" means a lease or installment sales contract designated from time to time by Borrower or Guarantor and acceptable to Bank on EXHIBIT A to the Hypothecation Agreement and (i) as of the time of such designation, has received at least three consecutive payments, (ii) is not more than sixty (60) days past due on a contractual basis (Equipment Leases replacing those that are sixty (60) days past due will have had received at least one payment), (iii) has not been prepaid, and (iv) the lessee of which has not filed for bankruptcy protection. "Equipment Leases" means all of the Equipment Leases.

         "Event of Default" means one of the events specified in Section 6.1 hereof.

         "GAAP" means generally accepted accounting principles as in effect from time to time, consistently applied from year to year.

         "Guarantor" means Sunrise under the Guaranty.

         "Guaranty" means the Unconditional Guaranty of the Loan delivered by Sunrise to Bank, dated of even date herewith.

         "Hypothecation Agreement" means the Hypothecation Agreement dated as of even date herewith by and among Sunrise, as pledgor, and Bank, as secured party, pursuant to which, among other things, Sunrise has granted a security interest in the Collateral to Bank.


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         "Interest Coverage Ratio" for any time period means a ratio the numerator of which is, at the Bank's option, the sum of Guarantor's or, on a consolidated basis, Borrower's net income during that period plus interest, depreciation, amortization and income tax expense during that period and the denominator of which is interest expense for such Person during that period, all as determined in accordance with GAAP.

         "King Affiliate" means any legal entity, the majority of which is owned or controlled, directly or indirectly, by Peter J. King.

         "Loan" has the meaning contained in Section 2.1.

         "Loan Amount" means an amount equal to 85% of the Net Book Value of the Equipment Leases designated, from time to time, on EXHIBIT A to the Hypothecation Agreement.

         "Loan Amount Certificate" means a certificate in the form of EXHIBIT C signed by the chief financial officer or corporate controller of Borrower and Guarantor which is delivered to Bank pursuant to Section 3.2(k) or Section 5.1(p) which shows as of the date indicated in the Certificate, the Net Book Value with respect to the Equipment Leases and the original cost and the accumulated depreciation of the Equipment used to calculate the Net Book Value.

         "Loan Amount Value" for any Equipment Lease means the portion of the Loan Amount attributable to such Equipment Lease.

         "Loan Documents" means this Agreement, the Note, the Hypothecation Agreement, the Guaranty, any financing statements or assignments of financing statements made by Borrower, and all other documents, certificates and agreements to be executed in connection with this Agreement.

         "Loan Party" means any Person obligated under any Loan Document.

         "Loan Request" means a request for a Loan from Borrower and Guarantor to Bank in the form of EXHIBIT D, delivered to Bank pursuant to Section 3.1.

         "Maturity Date" means June 1, 2003.

         "Net Book Value" means, at any time, with respect to any Equipment Lease and the related Equipment and other Collateral, the net book value calculated in accordance with GAAP.

         "Note" means the promissory note described in Section 2.1, together with any renewals, modifications, amendments or replacements thereof.

         "Payments" means any and all moneys due or to become due to Borrower or Guarantor under each Equipment Lease, including but not limited to rental payments during the initial term of the Equipment Lease, renewal rents after the expiration of the initial lease term, proceeds from


                                       3
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the sale or re-lease of Equipment subject to the Equipment Lease, and proceeds from insurance on Equipment subject to the Equipment Lease (excepting only shipping costs and taxes, including but not limited to sales, use and personal property taxes, which are payable to the lessor).

         "Permitted Encumbrances" means all security interests and other encumbrances on the Collateral as of the date hereof as disclosed in writing to Bank contemporaneously with this Agreement or which arise in the future in the ordinary course of Borrower's or Guarantor's business and are consented to by Bank in advance in writing.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or governmental agency or political subdivision thereof.

         "Senior Recourse Debt" means the aggregate of the consolidated debt for borrowed money of Borrower (not including subordinated debt payable to any King Affiliate and other subordinated debt approved by Bank), determined and computed in accordance with GAAP.

         "Subsidiary" means any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock or any other class or classes of stock of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by Borrower, by Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

         "Tangible Net Worth" means the aggregate of the consolidated capital stock, paid in surplus and retained earnings of Borrower and its Subsidiaries, determined and computed in accordance with GAAP, less the book value of all assets of Borrower that would be treated as intangibles under GAAP including without limitation, such items as goodwill, trademarks, trade names, service marks, copyrights, patents and licenses and less the book value of all obligations owed to Borrower by any of its Affiliates. Tangible Net Worth also includes subordinated debt payable to any King Affiliate and other subordinated debt approved by Bank.

         "UCC" means the Uniform Commercial Code as adopted in the State of Illinois and the State of Minnesota.

         "UCC Filing Event" means either an Event of Default as defined in
Section 6.1 of this Agreement, or any event which is, or which with the giving of notice or the elapse of time will become, a default under any of the provisions of this Agreement, including but not limited to, Sections 5.1(f), 5.1(g) and 5.1(h).

         Section 1.2. ACCOUNTING AND OTHER TERMS. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as such principles may change from time to time. Other terms defined herein shall have the meanings ascribed to them herein.


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                                   ARTICLE II

                                    TERM LOAN

         Section 2.1. TERM LOAN. Subject to and upon the terms, covenants and conditions set forth in this Agreement, Bank agrees to make a loan (the "Loan") to Borrower in the amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00). The obligation to repay the Loan made pursuant to this Section shall be evidenced by a promissory note payable to Bank, containing the terms relating to the repayment, interest rate and other matters as set forth in EXHIBIT E attached to and made a part of this Agreement ("Note"). The Loan shall not be on a revolving credit basis and, accordingly, Borrower shall not be entitled to reborrow upon any prepayment.

         Section 2.2. PAYMENT. Beginning on the first day of the calendar month which follows the month of the Loan, and on the first day of each month thereafter, Borrower shall pay interest to Bank in arrears. Beginning on August 1, 2000, and on the first day of each month thereafter, Borrower shall be required to pay to Bank a payment of principal and interest equal to one hundred percent (100%) of the Payments received by Borrower and its Subsidiaries during the immediately preceding month (the "Monthly Collections"); PROVIDED, HOWEVER, that in no event shall the principal amount of such payment be less than $416,666.67 (the "Minimum Monthly Principal Payment"). Each payment shall be applied first to any fees or costs owing hereunder, then to interest due and owing, then to principal outstanding under the Loan. Every six (6) months, commencing January 1, 2001, Bank will recalculate the Minimum Monthly Principal Payment by dividing (i) the total dollar amount of the remaining principal balance scheduled to be paid on the Note prior to the Maturity Date by (ii) the number of scheduled monthly payments on the Note remaining prior to the Maturity Date. The entire indebtedness, if not sooner paid, shall be due and payable on the Maturity Date. All payments of principal and interest under this Agreement or the Note shall be made to Bank in immediately available funds. Borrower agrees that the amount shown on the books and records of Bank as being the aggregate amount of the Loans outstanding under the Note shall be prima facie evidence of the principal amount of the Note then outstanding. Borrower hereby authorizes Bank, and agrees to cause Guarantor to authorize Bank, if and to the extent payment is not promptly made pursuant hereto, to charge against any Borrower's or Guarantor's account with Bank all amounts equal to the accrued interest and principal from time to time due and payable to Bank under the Note.

         Section 2.3. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Note.

         Section 2.4. INTEREST. Borrower shall repay, and shall pay interest on, the aggregate unpaid principal amount of the Loans in accordance with the Note, except that to the extent allowed by law, after and during the continuance of an Event of Default, Borrower shall pay interest on the Note at an annual rate equal to two percent (2%) in excess of the rate of interest provided for under the Note. All payments of principal, interest and fees under the Note and this Agreement shall be made when due to Bank even if Borrower or Guarantor has not received payment from one or more of the lessees under one or more Equipment Leases. All computation of interest shall be made by Bank on the basis of the actual number of days elapsed in a year of 360 days.

         Section 2.5. VOLUNTARY PREPAYMENT. The indebtedness evidenced by the Note may be prepaid in accordance with the provisions of this Section 2.5 and not otherwise. Borrower may prepay the Note in full or part, at par, at any time, without any prepayment penalty. Such prepayment shall not suspend required payments of principal and interest, and such prepayment shall be applied to required payments of principal in the inverse order of their maturity.

         Section 2.6. USE OF PROCEEDS. The proceeds of the Note shall be used by Borrower and Guarantor exclusively to acquire the Sunrise outstanding shares pursuant to the merger between Sunrise and King, as evidenced by the Merger Agreement, and to pay costs and expenses of such transaction. To the extent that Borrower contributes Collateral which is purchased with funds of Borrower other than Note proceeds, Borrower may use the Note proceeds for any lawful corporate purpose.

         Section 2.7. TERMINATION. Bank's commitment under this Agreement will terminate and Bank will be relieved from making the Loan, on the earliest to occur of the following: (a) the Maturity Date; (b) an Event of Default; or (c) upon the date specified in a written request of Borrower to Bank given no less than ninety (90) days prior to Borrower's requested termination date. Bank will provide Borrower not less than thirty (30) days Loan written notice of its intention to extend the term of this Agreement and the conditions for such extensions. Absent the written agreement of the parties to extend the term of this Agreement, it will terminate and the Note will be due and payable in full on the Maturity Date.

         Section 2.8. CHANGE IN LEGALITY . Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Bank to or maintain the Loan or to give effect to its obligations as contemplated hereby (an "ILLEGALITY"), or if Bank determines in its reasonable discretion that maintenance of the Loan would cause it to implement or modify any reserve, special deposit or assessment or other requirement, or impose any other condition affecting the Loan (each of the foregoing circumstances called a "REGULATORY ACTION"), then, upon five (5) days' prior written notice to Borrower, Borrower shall pay to Bank, from time to time as specified by Bank, additional amounts to compensate Bank in the light of such circumstances, to the extent that Bank determines such change in legality to be allocable to the existence of Bank's commitment to lend hereunder, and relates to such a change that accrued not more than thirty (30) days prior to such notice. Bank will notify Borrower of any change in legality within a reasonable period of time following receipt by Bank of notification of such change.


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

         Section 2.9. If, after the date hereof, either (i) the introduction of or any change in or change in the interpretation of any law or regulation or
(ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased solely by or solely based upon the existence of Bank's commitment to lend hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall, within five (5) days of such demand, pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank determines such increase in capital to be allocable to the existence of Bank's commitment to lend hereunder. Bank will notify Borrower of any change in capital requirements within a reasonable period of time following receipt by Bank of notification of such change.

                                   ARTICLE III

                              CONDITIONS OF LENDING

         Section 3.1. LOAN. Subject to the satisfaction of the terms and conditions set forth in Section 3.2, on or after the date of this Agreement, Borrower may request Bank to disburse the proceeds of the Loan as set forth by Borrower in the Loan Request.

         Section 3.2. CONDITIONS PRECEDENT TO THE LOAN. The obligation of Bank to make the Loan is subject to the condition precedent that Bank shall have received on or before the day of the Loan all of the following, each dated (unless otherwise indicated) such day, in form and substance satisfactory to
Bank:

                  (a) The Note, properly completed, executed and delivered on behalf of Borrower.

                  (b) The Hypothecation Agreement, properly executed and delivered on behalf of Sunrise, granting to Bank a security interest in, among other things, all of the Equipment Leases, the Equipment subject to such Equipment Leases and other property described therein as security for the performance of Borrower's obligations under this Agreement and the Note, together with any UCC-1 financing statements or other document deemed necessary or desirable by Bank to perfect the security interest granted by the Hypothecation Agreement.

                  (c) The Guaranty, properly executed and delivered on behalf of Sunrise.

                  (d) A certified copy of the resolutions of the Board of Directors of each of Borrower and Sunrise, approving the execution and delivery of the Loan Documents to which it is a party and approving all other matters contemplated by this Agreement.


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

                  (e) A certificate by the Secretary or any Assistant Secretary of each of Borrower and Sunrise certifying the names of the officer or officers of each of Borrower and Sunrise authorized to sign the Loan Documents to which each is a party, together with a sample of the true signature of such officer.

                  (f) A copy of (i) the Articles or Certificate of Incorporation of each of Borrower and Sunrise, certified by the appropriate Secretary of State as of a date not more than twenty (20) days prior to the date hereof, and (ii) copies of the Bylaws, and any amendments thereto, of each of Borrower and Guarantor certified by each corporate Secretary.

                  (g) Good Standing Certificates for each of Borrower and Guarantor in the State of Minnesota, the State of Illinois, and in each other state in which Borrower and Guarantor has an office, keeps Collateral, or otherwise where the failure of Borrower or Guarantor to be qualified to transact business as a foreign corporation would have a material adverse impact on Borrower or Guarantor, respectively; PROVIDED, HOWEVER, that in the event such documents are not available from the respective Secretaries of State, Borrower shall provide such documents as soon as the same are available, but in no event more than 45 days from the date hereof.

                  (h)      Copies of policies of insurance, duly executed.

                  (i) All representations and warranties of each of Borrower and Guarantor hereunder or in any document provided to Bank shall be true and correct as of the date hereof.

                  (j) A favorable opinion of counsel to Borrower and Sunrise, as guarantor, in a form and as to such matters as Bank may request.

                  (k) A completed Loan Amount Certificate in the form of EXHIBIT C.

                  (l)      A form U-1.

                  (m)      An executed Request for Loan in the form of EXHIBIT
D.

                  (n) An Intercreditor Agreement in form and substance acceptable to Bank from any warehouse bank with respect to the Collateral.

                  (o) A Subordination Agreement in form and substance acceptable to Bank.

                  (p) The conditions precedent to the Merger as set forth in the Merger Agreement have been satisfied or waived, other than the payments to the shareholders of SILC required thereunder, and Borrower shall have provided reasonable evidence that the funds necessary (including those available hereunder) have been irrevocably committed to make the payments required to be made to SILC shareholders under the Merger Agreement.


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                  (q)      A certificate of an officer of each of Borrower and
Guarantor stating that the value of Borrower's assets (including equity) is greater than the amount required to pay its total liabilities, and Borrower is able to pay its debts as they mature, Borrower will maintain such solvent financial condition as long as Borrower is obligated to Bank under the Agreement or in any other manner whatsoever.

                  (r)      A certificate of an officer of Borrower stating that:
(i) no Event of Default has occurred or is continuing; (ii) no material adverse change in the financial condition or operations of Borrower or Sunrise has occurred; (iii) the representations, covenants and warranties of Borrower contained herein are true and correct; and (iv) each condition precedent to the consummation of the Loan required hereunder has been met or satisfied.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1. REPRESENTATIONS AND WARRANTIES OF BORROWER. In order to induce Bank to make the Loan described in this Agreement, Borrower hereby represents, warrants and certifies to Bank as follows:

                  (a) EXISTENCE OF BORROWER. Borrower and Guarantor are each a corporation duly incorporated, validly existing and in good standing under the laws of the state indicated at the beginning of this Agreement and are duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except as permitted by Section 3.2(g) hereto. Borrower and Guarantor have not, in the past five years, operated under any name, including any trade name or assumed name, other than the names indicated at the beginning of this Agreement, the names of the Subsidiaries listed in Section 4.1(l) and the following names: Sunrise Leasing Corporation, Sunrise Financial Resources, Sunrise Funding Corporation I, Cisco Systems Capital Corporation, Digital Telecommunications Capital, International Leasing Corporation, Internet Finance and Equipment Capital Corporation, MicroSystem Solutions, Sonic Solutions Capital Corporation, Sun Microsystems Finance, Symmetricom Capital, H.A. Technical Solutions, LLC, King Leasing S. de R.L. de C.V., King Services Administrators S. de R.L. de C.V. and Vanguard Investments LLC.

                  (b) LOCATIONS. Borrower and Guarantor operate an office in the following location: 5500 Wayzata Boulevard, Suite 725, Golden Valley Minnesota 55416.

                  (c) AUTHORITY TO EXECUTE. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or of the charter or bylaws of Borrower or of any agreement or contractual restriction binding upon or affecting Borrower or any of its property, and need no further shareholder or creditor consent.

                  (d) BINDING OBLIGATION. This Agreement is, and the other Loan Documents when delivered hereunder will be, legal, valid and binding obligations of the Loan Parties enforceable against such Persons in accordance with their respective terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and equitable principles (regardless of whether such enforceability is sought in equity or at law).

                  (e) GOVERNMENTAL APPROVAL. No consent of, or filing with, any governmental authority is required on the part of any Loan Party in connection with the execution, delivery or performance of any Loan Documents, except for UCC financing statements required to be filed to perfect the security interests granted under the Hypothecation Agreement.

                  (f) LEASES. For each Equipment Lease, (i) Sunrise is the lessor and holds all financial servicing rights; (ii) the Equipment Lease has an initial or remaining scheduled term of not more than 36 months or such longer term as Bank has approved in writing contemporaneously with the execution of this Agreement or at the time such Lease is designated hereunder as an Equipment Lease; (iii) Borrower or Sunrise has delivered to Bank the original of the Equipment Lease, and Sunrise will not execute any copies of the Equipment Lease other than a copy for Sunrise and a copy for delivery to the lessee named in such Equipment Lease and so designated as "Duplicate" (in the case of a master lease, the original of the Equipment Lease shall mean the original of the equipment schedule, plus an original or certified copy of any related master lease agreement); (iv) the Equipment Lease has been approved by Bank in its sole discretion as to form and content; (v) the Equipment Lease is subject to a first perfected security interest in favor of only Sunrise as required by this Agreement; (vi) the Equipment Lease relates to Equipment which is (A) owned by Sunrise and (B) subject to a first perfected security interest in favor of only Bank as required by this Agreement; (vii) Sunrise has directed the lessee that all contract payments be made to a lockbox account under the control of State Street Bank, or other depository acceptable to Bank; (viii) Sunrise has filed a UCC-1 Financing Statement signed by the lessee, or equivalent document under applicable law, to give public notice of Sunrise's interest in the Equipment under the Equipment Lease; (ix) the lessee is required to obtain casualty insurance on the related Equipment subject to the Equipment Lease; and (x) if the Equipment Lease is subject to an encumbrance other than a Permitted Encumbrance, Sunrise has obtained and delivered to Bank a recordable release of that Equipment Lease from that encumbrance.

                  (g) FINANCIAL STATEMENTS. Audited financial statements as of March 31, 2000 for SILC and as of December 31, 1999 for KMC have been furnished to Bank, have been prepared in conformity with GAAP and present fairly the financial condition of such company as of such dates, and the results of the operations for the financial periods then ended, and since such dates, there has been no materially adverse change in such financial condition.

                  (h) LITIGATION. Except as described on SCHEDULE 4.1 (h) hereto, and except for claims asserted by any former salesperson as disclosed to Bank in connection with this Agreement, no litigation or governmental proceeding is pending or threatened against Borrower or its Subsidiaries which may have a materially adverse effect on the financial condition or operations of Borrower or its Subsidiaries.

                  (i) TAXES. Borrower and its Subsidiaries have filed all federal and state income and excess profits tax returns which are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due.

                  (j) ERISA. No plan (as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA")) of Borrower or its Subsidiaries (a "Plan") which is subject to Part 3 of Subtitle B of Title 1 of ERISA had an accumulated funding deficiency (as such term is defined in ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had such an accumulated funding deficiency on such date if such year were the first year of such Plan, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by Borrower to be, incurred with respect to any such Plan. No Reportable Event (as defined in ERISA) has occurred and is continuing in respect to any such Plan.

                  (k) DEFAULTS. None of Borrower and its Subsidiaries are in default in the payment of principal or interest on any indebtedness for borrowed money and are not in default under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing which, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

                  (l) SUBSIDIARIES. Borrower has no Subsidiaries other than Sunrise.

                  (m) PATENTS, TRADEMARKS, ETC. To the best of their knowledge, Borrower and Sunrise have good and marketable title to all patents, trademarks, processes, copyrights, franchises and licenses title to which is necessary for the operation of Sunrise's businesses.

                  (n) USE OF PROCEEDS FOR SECURITIES TRANSACTIONS. No proceeds of the Loan will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, except as permitted under Section 2.6 hereof.

                  (o) REGULATION U. Borrower and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used in violation of any provision of Regulation U.

                  (p) GOOD TITLE AND ABSENCE OF LIENS. Borrower and its Subsidiaries are, and covenant to remain, the owners of the Collateral, free and clear of all liens, encumbrances and security interests, except for Permitted Encumbrances.

                  (q) LICENSES, COMPLIANCE WITH LAWS. Borrower and its Subsidiaries have and will maintain all required federal, state, local licenses, certificates or permits relating to Borrower, its Subsidiaries and their respective facilities, businesses, assets, property, leaseholds and equipment and is in substantial compliance with all applicable federal, state and local laws, rules and regulations, the failure to comply with which would be reasonably likely to have a material adverse effect on the financial condition, operations, assets, business, properties or prospects of Borrower or its Subsidiaries.

                  (r) IMPAIRMENT OF COLLATERAL. Borrower has no knowledge of any default as to any Equipment Lease by any party, nor of anything would impair the value of any Equipment Lease.

                  (s) LESSEES' DUTIES TO MAKE PAYMENTS. Each Equipment Lease shall impose upon the related lessee thereunder a duty to make all periodic payments set forth therein, which duty shall be absolute and unconditional, and to the best knowledge of Borrower shall not be, nor be claimed to be, subject to any setoffs, claims, defenses or rights of counterclaim against Bank.

                  (t) ACCURACY OF INFORMATION. All written information heretofore or contemporaneously furnished by or on behalf of Borrower or its Subsidiaries to Bank for purposes of or in connection with this Agreement and such other written information hereafter furnished by or on behalf of Borrower, or its Subsidiaries, to Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified and when taken in its entirety is not incomplete by omitting to state any material fact necessary to make such information not misleading.

                  (u) SOLVENCY. Immediately prior to the issuance of the Note and after giving effect thereto, the fair market value of Borrower's consolidated assets (including equity) is greater than the amount required to pay its total liabilities, and Borrower is able to pay its debts as they mature. Borrower will maintain such solvent financial condition as long as Borrower is obligated to Bank under this Agreement or under any document related hereof. Borrower and its Subsidiaries have sufficient capital to carry on their business and transactions as now conducted.

All representations, warranties and agreements herein contained on the part of Borrower and its Subsidiaries, shall survive the making of the Loan hereunder and all such representations, warranties and agreements shall be effective so long as the obligations of Borrower arising pursuant to the terms of this Agreement remain unpaid or for such longer periods as may be expressly stated therein.

                                    ARTICLE V

                              COVENANTS OF BORROWER

         Section 5.1. AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid, Borrower will, and will cause its Subsidiaries to, unless Bank shall give its prior written consent:

                  (a) FINANCIAL REPORTING. Furnish to Bank: (i) as soon as available and in any event within 45 days after the end of each month, balance sheets of Borrower and each Subsidiary as of the end of such quarter and statements of income and retained earnings of Borrower and each Subsidiary for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or corporate controller of Borrower; (ii) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower and each Subsidiary, (A) a copy of the Form 10-K for such year for Borrower and each Subsidiary (or, in the event a form 10-K is not required to be prepared, an audited financial statement), containing financial statements for such year certified in a manner acceptable to Bank by independent public accountants acceptable to Bank and (B) if available, a budget and projections prepared by Borrower and each Subsidiary in a form acceptable to Bank for the following fiscal year; (iii) promptly upon the sending or filing thereof copies of all public reports issued by Borrower and each Subsidiary to any of its security holders, to the Securities and Exchange Commission or to any national securities exchange; (iv) promptly upon the filing or receiving thereof, copies of all reports which Borrower and each Subsidiary files under ERISA or which Borrower or Subsidiary receives from the Pension Benefit Guaranty Corporation if such reports show any material violation or potential violation by Borrower or any Subsidiary of its obligations under ERISA; (v) such other information concerning the conditions or operations, financial or otherwise, of Borrower and each Subsidiary as Bank from time to time may reasonably request; (vi) on or before the tenth (10th) day of each month a Cash Settlement Certificate (for the period with respect to which principal payments due on such date are being calculated) appropriately completed (in the form of EXHIBIT A), and (vii) within 30 days following each month end, a portfolio report including (A) monthly agings (current, 30+ days, 60+ days, 90+ days, and 120+ days past due), showing Borrower's and each Subsidiary's total portfolio and the Bank's Collateral pool; (B) cash collections and expected receipts for Borrower's and each Subsidiary's total portfolio and the Bank's Collateral pool, (C) a static pool analysis showing Borrower's and each Subsidiary's total portfolio and the Bank's Collateral pool (to be provided as of March 31 and September 30 of each year) and (D) repossessed equipment and recoveries (beginning from April 1, 2000).

                  (b) INSPECTION RIGHTS. At any reasonable time and from time to time, permit Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and inspect the properties of, Borrower or any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower or any of its Subsidiaries with any of their respective officers or directors. Borrower will reimburse Bank for its reasonable costs and expenses of conducting such periodic examinations, provided that, in the absence of an Event of Default, Borrower will be required to compensate Bank for costs of no more than $5,300 annually.

                  (c) NOTIFICATION OF DEFAULT, ETC. Notify Bank as promptly as practicable (but in any event not later than five Business Days) after Borrower obtains knowledge of (i) the occurrence of any event which constitutes an Event of Default or which would constitute an Event of Default with the passage of time or the giving of notice or both; or (ii) the commencement of any litigation or governmental proceedings of any type which reasonably foreseeably would materially adversely affect the financial condition or business operations of Borrower or any of its Subsidiaries.

                  (d) COMPLIANCE CERTIFICATE. At the time each financial statement is required to be provided to Bank under this Agreement, Borrower will provide to Bank a Compliance Certificate signed by its chief financial officer or corporate controller substantially in the form of EXHIBIT B attached hereto (appropriately completed). If the Compliance Certificate shows that an Event of Default or any event which would constitute an Event of Default with the passage of time or the giving of notice or both, has occurred, the Compliance Certificate shall state in reasonable detail the circumstances surrounding such event and action proposed by Borrower to cure such event.

                  (e) KEEPING OF FINANCIAL RECORDS AND BOOKS OF ACCOUNT. Except as set forth on SCHEDULE 5.1(2) hereto, maintain proper financial records in accordance with GAAP which fully and correctly reflect all financial transactions and all assets and liabilities of Borrower and each of its Subsidiaries.

                  (f) TANGIBLE NET WORTH. Maintain at all times consolidated Tangible Net Worth of not less than $37,000,000.00 plus 75% of positive net income (after tax, and excluding accruals made for distributions to subchapter S shareholders for subchapter S tax liability) earned by Borrower and its Subsidiaries in each fiscal year starting July 1, 2000, calculated on a cumulative basis.

                  (g) DEBT RATIO. Maintain at all times a consolidated ratio of Senior Recourse Debt to Tangible Net Worth of not more than 5.0 to 1.

                  (h) INTEREST COVERAGE RATIO. Maintain as of the end of each fiscal quarter commencing September 30, 2000, a consolidated Interest Coverage Ratio of not less than 4.5 to 1 as calculated on a rolling four-quarter basis (or if shorter, the period from July 1, 2000 to the then most recent quarter end).

                  (i) MINIMUM EQUIPMENT RESERVE. Maintain a minimum equipment reserve of 1.5% of net book value of the non-defaulted portfolio, measured monthly.

                  (j) INSURANCE. Borrower, and each Subsidiary, will maintain or cause to be maintained with responsible insurance companies insurance with respect to the Collateral, its properties and business, including personal property which secures the obligations of a related lessee under any Lease, as applicable, against such casualties and contingencies and of such types and in such amounts and deductibles as is customary in the case of similar businesses, and will furnish to Bank prior to the initial Loan and upon request by Bank annually thereafter, a certificate of an Officer of Borrower, as well as independent evidence of such coverage, setting forth the nature and extent of all insurance policies maintained by Borrower or lessors in accordance with this subsection; provided that the policies may be materially altered or cancelled by the insurer only after thirty (30) days' prior written notice to Bank. After the occurrence and during the continuance of an Event of Default, Borrower hereby appoints Bank as attorney-in-fact for Borrower to prove and adjust any losses and to endorse any loss drafts in connection with such policies, to the extent covering losses on Collateral. Borrower, and each Subsidiary, hereby assign to Bank all sums which may become payable under such insurance with respect to the Collateral, and Borrower shall give immediate written notice to Bank and to the insurers of any significant loss or damage to the Collateral and shall promptly file proofs of loss with such insurers.

                  (k) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good working order and condition, ordinary wear and tear excepted, and except to the extent replaced in the ordinary course of business.

                  (l) PAYMENT OF TAXES. Pay all taxes, assessments and governmental charges of any kind payable by it as such taxes, assessments and charges become due and before any penalty shall be imposed, except as Borrower shall contest in good faith and by appropriate proceedings providing such reserves as are required by GAAP.

                  (m) COMPLIANCE WITH ERISA. Cause each Plan to comply and be administered in material accordance with those provisions of ERISA which are applicable to such Plan.

                  (n) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties and where the failure to be so qualified would have a material adverse effect.

                  (o) UCC FILING EVENT. Within five Business Days after Bank notifies Borrower of a UCC Filing Event, Borrower will deliver to Bank (A) executed and recordable UCC-3 assignments (or equivalent documents under applicable law) assigning to Bank all of the UCC-1 Financing Statements or equivalent documents held by Borrower as described in Section 4.1(f)(viii) with respect to Equipment Leases and (B) all originals of all Equipment Leases. Notwithstanding the foregoing, Bank shall have the right to request, and Borrower shall immediately provide to Bank, at any time after an Event of Default, such executed and recordable UCC-3 assignments and/or original Equipment Leases as Bank may request.

                  (p) MONTHLY LOAN AMOUNT CERTIFICATES. At the time each monthly financial statement is required to be provided to Bank under this Agreement, Borrower will provide to Bank a Loan Amount Certificate (appropriately completed). If the Loan Amount Certificate shows that the outstanding principal balance of the Note is greater than the then effective Loan Amount with respect to all of the Equipment Leases, Borrower shall either prepay the Note or pledge additional Collateral to Bank in an amount sufficient to correct the shortfall.

                  (q) REPLACEMENT OF COLLATERAL OR MANDATORY PREPAYMENT WITH RESPECT TO CERTAIN DEFAULTED EQUIPMENT LEASES AND CERTAIN EQUIPMENT. In the event that (A) a default, including, without limitation, any payment default, occurs under one or more Equipment Leases and such default is not cured within 60 days or (B) the Equipment subject to any Equipment Lease ceases for any reason to be subject to that Equipment Lease, Borrower shall, within 30 days of that event, either (i) prepay the Note in an amount equal to the Loan Amount Value of that particular Equipment Lease, or (ii) replace the Equipment Lease with a replacement Equipment Lease or Equipment Leases with a Net Book Value equal to or greater than the replaced Equipment Lease. In the event that the lessee of an Equipment Lease prepays any amount on that Equipment Lease, whether through insurance proceeds, voluntary payments or otherwise, all such prepayments shall immediately be paid to Bank to be applied to the Note. Upon any prepayment or release under this Section, Bank will release its security interest in the related Equipment Lease and Equipment subject to that Equipment Lease, provided that in case of any such prepayment the Equipment Lease is paid in full.

         Section 5.2. NEGATIVE COVENANTS. So long as the Note shall remain unpaid, Borrower will not, and will not permit its Subsidiaries to, unless Bank shall give its prior written consent:

                  (a) LIENS. Create or suffer to exist any mortgage, pledge, lien, security interest or other encumbrance with respect to any Collateral under the Hypothecation Agreement except Permitted Encumbrances.

                  (b) MERGER, ETC. Merge or consolidate with any other Person other than a King Affiliate; sell, divest, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any other Person; provided, however, in the event that a merger or consolidation with a King Affiliate would result in the surviving entity being an entity other than Borrower or one of its Subsidiaries, then, upon such merger or consolidation, the surviving entity shall be required to assume the obligations of Borrower hereunder in writing in form and substance satisfactory to Bank.

                  (c) TRANSACTIONS WITH AFFILIATES. Engage in any transaction (including, without limitation, loans or financial accommodation of any kind) with any Affiliate provided that such transactions are permitted if they are on terms no less favorable to Borrower than would be obtainable if no such relationship existed.

                  (d) CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Borrower or any of its Subsidiaries, taken as a whole, as carried on at the date hereof, or sell or divest any line or division of its business.

                  (e) CONCENTRATION OF LESSEES. Permit any single lessee under one or more Equipment Leases to be the lessee under Equipment Leases with respect to Collateral having an aggregate Net Book Value greater than 7% of the outstanding principal balance of the Loan; or permit the aggregate number of lessees under Equipment Leases with the SunMicro Systems vendor program to have an aggregate Net Book Value greater than 50% of the outstanding principal balance of the Loan.

                  (f) SALE, TRANSFER OR ENCUMBRANCE OF ASSETS. Neither Borrower nor any of its Subsidiaries will, without the prior written consent of Bank, sell, lease, pledge, encumber, grant a security interest in (other than (i) to Bank, or (ii) Permitted Encumbrances), or otherwise dispose of, move, relocate, or transfer, whether by sale or otherwise, any of the Collateral, except for the movement of Collateral in the ordinary course of business to locations disclosed to Bank and where Borrower or any of its Subsidiaries have executed and tendered to Bank appropriate UCC-1 financing statements for filing or taken other steps required to enable Bank to perfect its lien.

                  (g) DISTRIBUTIONS, ISSUANCE OF STOCK, MANAGEMENT FEES. Neither Borrower nor any of its Subsidiaries will issue, purchase, redeem or retire any of its capital stock of any class, or any warrants or options to acquire capital stock, whether now or hereafter outstanding, pay any management fees or pay any dividends or distributions in cash, stock or other securities or property, except for (i) stock issuances to employees pursuant to any Plan, (ii) any payments covering Borrower's liability for subchapter S corporation taxes, and (iii) distributions to Borrower by any wholly-owned Subsidiary.

                  (h) LOAN AND LOANS. Neither Borrower nor any of its Subsidiaries will make any loans to any Person; guarantee any debt or other obligation of any other Person; or loan to any employee, customer or other Person any funds other than (i) loans in the ordinary course of Borrower's or its Subsidiaries' business as a finance company, and (ii) loans of reasonable out-of-pocket travel and related business expenses incurred by employees on business pertaining to Borrower or its Subsidiaries.

                  (i) INCONSISTENT FINANCING STATEMENTS. Neither Borrower nor any of its Subsidiaries will file, nor allow to remain on file, and unreleased, any financing statement or other document which perfects or purports to perfect any security interest in favor of any other Person which is inconsistent with subsection (a) of this Section.

                  (j) MODIFICATION OF LEASE TERMS. Neither Borrower nor any of its Subsidiaries will modify the terms of any Equipment Lease which constitutes Collateral to the extent that such modification would make an ineligible Equipment Lease eligible, without the prior written consent of Bank.

                  (k) SUBORDINATED INDEBTEDNESS. Neither Borrower nor any of its Subsidiaries shall make any payment of any subordinated indebtedness not permitted by the terms thereof as approved by Bank.

                  (l) MODIFICATION OF CERTAIN AGREEMENTS. Neither Borrower nor any of its Subsidiaries shall consent to or enter into any amendment, supplement or other modification of (a) any term, provision or agreement contained in any agreement governing or relating to any other material liabilities, if such amendment, supplement or other modification would be materially adverse to Bank in its sole judgment; or (b) Borrower's or its Subsidiaries' accounting policies regarding Leases, in either case if the amendment, supplement or other modification would cause Borrower to not be in compliance with the covenants hereunder, when Borrower otherwise would be in compliance if the amendment, supplement or other modification had not been made.

                                   ARTICLE VI

                                     DEFAULT

         Section 6.1. EVENTS OF DEFAULT. "Event of Default" in this Agreement means any of the following events:

                  (a) Failure of Borrower to pay the principal of the Note when due or, if payable on demand, upon demand, provided that Borrower may use a five day grace period with respect to such a failure not more frequently than twice in each calendar year (and in no event shall such grace periods be applied to the same payment default);

                  (b) Failure of Borrower to pay any interest or fees required to be paid hereunder or under the Note when due, provided that Borrower may use a five day grace period with respect to such a failure not more frequently than twice in each calendar year (and in no event shall such grace periods be applied to the same payment default);

                  (c) Any representation or warranty made by, or on behalf of, any Loan Party (other than the Bank) in, or pursuant to, any Loan Document shall prove to, have been incorrect in any material respect when made;

                  (d) Default in performance of any other covenant or agreement of any Loan Party (other than the Bank) in, or pursuant to, any Loan Document and continuance of such default or breach for a period of 30 days after written notice thereof to such Person by Bank;

                  (e) Any Loan Party (other than the Bank) shall generally not pay its or his debts as such debts become due, or shall admit in writing its or his inability to pay its or his debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party (other than the Bank) seeking to adjudicate it or him a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of it or him or its or his debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, or other similar official for it or him or for any substantial part of its or his property; or any Loan Party (other than the Bank) shall take any corporate action to authorize any of the actions set forth above in this subsection; and in the case of a proceeding of the type described in this paragraph commenced against any Loan Party, that proceeding shall not be dismissed within 60 days or such Loan Party (other than the Bank) shall consent to that proceeding;

                  (f) Borrower shall fail to pay any Debt (but excluding Debt evidenced by the Note or Debt subordinated to the Note) of Borrower or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to cause the automatic acceleration of the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                  (g) The entry against Borrower or any Subsidiary of a final judgment, decree or order for the payment of money in excess of $100,000.00 and the continuance of such judgment, decree or order unsatisfied for a period of 30 days without a stay of execution;

                  (h) Any Reportable Event (as defined in ERISA) shall have occurred and continue for 30 days; or any Plan shall have been terminated by any Borrower not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

                  (i) Borrower shall suspend the transaction of business or is enjoined, restrained or in any prevented by court order from continuing to conduct all or any material part of its business affairs.

                  (j) The failure by Borrower and Sunrise to consummate the Merger as provided in the Merger Agreement.

         Section 6.2. RIGHTS AND REMEDIES. If any Event of Default shall occur and be continuing, Bank may exercise any or all of the following rights and remedies:

                  (a) Declare the Note, all interest thereon, and all other obligations under, or pursuant to, any Loan Document to be immediately due and payable, and upon such declaration such Note, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived;

                  (b) Exercise any right or remedy under the Hypothecation Agreement, the Guaranty or any other right or remedy of a secured party under the UCC.

                  (c) Exercise any other right or remedy available to Bank at law or in equity.

         Section 6.3. INDEMNIFICATION AND EXPENSES. Borrower agrees to hold Bank harmless from and indemnify Bank against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against Bank (collectively, the "Costs") which arises out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document, or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Bank's gross negligence or willful misconduct. The Bank will notify Borrower of any event requiring indemnification within ten (10) Business Days following the Bank's receipt of notice of commencement of any action or proceeding against Bank, or following such time as Bank should reasonably determine that the occurrence of an event is likely to give rise to a claim for indemnification hereunder. Borrower will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding or to participate in any negotiations to settle or otherwise resolve any claim using counsel of its choice; provided such counsel is reasonably satisfactory to Bank. If Borrower elects to assume the defense or settlement of any such action or proceeding, Bank (and its counsel) may continue to participate at its own expense in such action or proceeding. Borrower also agrees to reimburse Bank as and when billed by Bank for all the Bank's costs and expenses incurred in connection with the enforcement or the preservation of the Bank's rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrower's obligations under this Section 6.3 shall survive repayment of the Loan.

         Section 6.4. DISCLAIMER FOR NEGLIGENCE. THE BANK SHALL NOT BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES MADE, CLAIMED OR SUFFERED BY Borrower, excepting such as may arise through or could be caused by the Bank's gross negligence or willful misconduct, but specifically including any liability of Bank to Borrower arising or claimed to have arisen out of the Bank's ordinary negligence.

         Section 6.5. LIMITATION ON THE BANK'S LIABILITY. Borrower's sole remedy for any breach of contract, tort (excluding the Bank's gross negligence or willful misconduct), or any wrong arising from the establishment, administration or collection of the Loan shall be limited to Borrower's actual damages.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of Bank in exercising any right or remedy under, or pursuant to, any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy or power preclude other or further exercise thereof, or the exercise of any other right, remedy or power. The remedies in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

         Section 7.2. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of any Loan Document shall be effective unless such amendment or waiver is in writing and is signed by Bank, and such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

         Section 7.3. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed or telecopied or delivered, if to Borrower, at its address stated in the preamble hereof, Attention: Jeffrey G. Jacobsen, and if to Bank, at its address stated in the preamble hereof, Attention: Alexia Sarfas; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively, addressed as aforesaid, except that notices to Bank pursuant to the provisions of Article II shall not be effective until received by Bank.

         Section 7.4. COSTS AND EXPENSES. Borrower agrees to pay on demand all costs and expenses of Bank in connection with the preparation of the Loan Documents (including any and all Loans), including reasonable attorneys fees up to $15,000.00 (assuming customary negotiations) and related legal expenses, as well as all costs and expenses of Bank, including reasonable attorneys fees and expenses, in connection with the administration and enforcement of the Loan Documents (whether suit is commenced or not).

         Section 7.5. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower or its Subsidiaries and arising under the Loan Documents against any and all of the obligations of Borrower or its Subsidiaries now or hereafter existing under any Loan Document, irrespective of whether or not Bank shall have made any demand under any Loan Document and although such obligations may be unmatured. Bank agrees promptly to notify Borrower or its Subsidiaries after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

         Section 7.6. GOVERNING LAW. All Loan Documents shall be governed by the laws of the State of Illinois. Any term used in this Agreement and not otherwise defined shall have the definition given that term, in the Uniform Commercial Code as in effect in the State of Illinois from time to time. If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and enforced as if this Agreement did not contain the term held to be illegal or unenforceable. Borrower hereby irrevocably submits to the jurisdiction of the Circuit Court of Cook County, for the State of Illinois and any United States District Court in the State of Illinois, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

         Section 7.7. BINDING EFFECT; ASSIGNMENT. All Loan Documents shall be binding upon and inure to the benefit of the Loan Parties and Bank and their respective successors and assigns. Borrower shall not have the right to assign its rights or interest under any such agreement without the prior written consent of Bank.

         Section 7.8. NO OBLIGATION TO RENEW. Borrower understands and expressly agrees that Bank is under no obligation to renew or extend this Agreement, or the Note, or provide any other or additional financing. The Bank's decision with respect to any renewals, extensions or additional financing will be a separate, independent decision and may involve factors other than, or in addition to, Borrower's creditworthiness or prior relationship with Bank.

         Section 7.9. FURTHER ASSURANCES. Borrower agrees to do such further acts and things and execute and deliver such agreements, powers and instruments as Bank may reasonably require or deem necessary to carry into effect the purposes of this Agreement.

         Section 7.10. SEVERABILITY OF PROVISIONS. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         Section 7.11. RELATIONSHIP. The Bank is acting in its sole capacity as a lending institution with respect to Borrower and there is no partnership or agency relationship created. The Bank assumes no fiduciary duty and no conditions or suggestions of action or inaction shall be deemed to constitute participation by Bank in the business of Borrower.


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

         Section 7.12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and shall not in any way be modified, varied or amended unless in writing signed by the parties.

         Section 7.13. HEADINGS. Such headings used in this Agreement are for the convenience of reference only and shall not affect the construction of this Agreement.

         Section 7.14. WAIVER OF JURY. In the interest of expediting any disputes that might arise between the parties to this Agreement, the parties hereby waive their respective rights to a trial by jury of any dispute or claim concerning this Agreement, the Note, the other Loan Documents and any other documents or agreements contemplated by or executed in connection with this Agreement.

         Section 7.15. INTEREST LIMITATION. All agreements between Bank and Borrower are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity or prepayment of the obligations of Borrower owing Bank, shall the amount of interest paid or agreed to be paid to Bank for the use, forbearance, loaning or retention of the obligations of Borrower owing Bank exceed the maximum permissible interest rate under applicable law. If, from any circumstances whatsoever, fulfillment of any provisions of the Note or Loan Documents shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity. If, from any circumstances, Bank should ever receive as interest an amount which would exceed the highest lawful interest rate, such amount which would be in excess of such highest lawful interest rate shall be applied to reduction of the principal balance evidenced by the Note and not to the payment of interest. This provision shall control every other provision of the Note and Loan Documents between Bank and Borrower and shall be binding upon and available to any subsequent holder of the Note.

         Section 7.16. PARTICIPATION INTERESTS. Borrower acknowledges and agrees that Bank may, and shall have the right to, upon three (3) days prior notice to Borrower, sell participation interests in the Loan. Borrower agrees that Bank may furnish any financial or other information concerning Borrower heretofore or hereafter provided by Borrower to Bank, pursuant to this Agreement or otherwise, to any prospective or actual purchaser of any participation or other interest in any of the loans made by Bank to Borrower (whether under this Agreement or otherwise), provided Bank has obtained a written confidentiality agreement from such party, in form and substance satisfactory to Bank and Borrower. Notwithstanding the foregoing, if Bank proposes to sell a participation interest to a financial institution not a commercial bank affiliated with Bank, Bank will first request the written approval of Borrower.

                            [Signature Page Follows]


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

         IN WITNESS WHEREOF, the parties have caused this Credit Agreement to be executed by their duly authorized officers as of the date first above written.

                                BORROWER:
                                THE KING MANAGEMENT CORPORATION
Attest:

 /s/                            By:   /s/ Jeffrey G. Jacobsen
-------------------------          ---------------------------------------------
                                Name: Jeffrey G. Jacobsen
                                     -------------------------------------------
Secretary                       Its:  Executive Vice President and CFO
                                    --------------------------------------------


                                BANK:
                                LASALLE BANK NATIONAL ASSOCIATION
Attest:

 /s/                            By:   /s/
-------------------------          ---------------------------------------------
Secretary                       Name:
                                     -------------------------------------------
                                Its:
                                    --------------------------------------------


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